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                                                 Exhibit 99.2

                                  ATTACHMENT 2

                               RECIPROCAL RELEASE

    This Reciprocal Release is entered into as of September 12, 1997 (the "Release Date") by and between BARRY D. BERGMAN and JACQUELINE L. BERGMAN (the "Bergmans"), and PRIMARY TELECOMMUNICATIONS, INC. ("PTT"), a Pennsylvania corporation (the Bergmans and Primary are together referred to herein as the "Bergman Group"); STMS, Inc., a Virginia corporation, formerly known as SERVICE AND TECHNOLOGY MICRO SYSTEMS, INC. ("STMS"); JOHN SIGNORELLO ("Signorello"); TIMOTHY McNAMEE ("McNamee"); STEVE SALMON ("Salmon"); and DUNN COMPUTER CORPORATION ("Dunn"), a Delaware corporation. All parties except the Bergman Group are referred to herein as "The Dunn Group."

    This Reciprocal Release is entered pursuant to Section 8 of a Stock Acquisition, Stock Option, Settlement, Covenant Not to Sue and Reciprocal Release Agreement (the "Agreement") dated as of September 12, 1997.

    1. Release of the Bergman Group by the Dunn Group. Subject to the specific exclusions enumerated in Section 3 of this Reciprocal Release, the Dunn Group and each member thereof, individually, jointly and severally, hereby RELEASES and DISCHARGES the Bergman Group and each member thereof, individually, jointly and severally, and the Bergman Group's agents, attorneys, successors and assigns from any and all claims, demands, suits and causes of action of any kind arising from events occurring in whole or part prior to the Release Date, whether contingent in whole or in part or fixed, accrued in whole or in part, or unaccrued, legal or equitable, oral or written, known or unknown. The Dunn Group also releases any and all claims against any other person relating to the formation or operation of Mindshare Corporation.

    2. Release of the Dunn Group by the Bergman Group. Subject to the specific exclusions enumerated in Section 3 of this Reciprocal Release, the Bergman Group and each member thereof, individually, jointly and severally, hereby RELEASES and DISCHARGES the Dunn Group and each member thereof, individually, jointly and severally, and the Dunn Group's agents, attorneys, successors and assigns from any and all claims, demands, suits and causes of action of any kind arising from events occurring in whole or part prior to the Release Date, whether contingent in whole or in part or fixed, accrued in whole or in part, or unaccrued, legal or equitable, oral or written, known or unknown.

    3. Exclusions.

         (a) The parties acknowledge that this Reciprocal Release does not release any claims that the Dunn Group may have or assert against Ira Saul or George J. Mercuro, Jr. as tort-feasors or otherwise concerning their role in the formation or operation of Glacier LLC, a Virginia limited liability company. This Release also does not release any claims (if any exist) that the Dunn Group may have or assert against Ira Saul or George J. Mercuro, Jr. as tort-feasors or otherwise concerning any aspect of their activities as former employees or officers of STMS (except

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that any and all claims against them relating to the formation or operation of
Mindshare Corporation are released, as provided above).

         (b) The parties acknowledge that this Reciprocal Release shall not affect the validity or enforceability of debts owned by Glacier to the Bergman Group which were incurred prior to August 1, 1997, and all interest accruing forward from such debt.

         (c) The parties acknowledge that this Reciprocal Release shall not affect the validity or enforceability of the representations, warranties, covenants and obligations under the Stock Acquisition, Stock Option, Settlement, and Reciprocal Release Agreement dated the date hereof among the parties hereto, or the Dunn Computer Corporation Common Stock Option dated the date hereof.

    4. Stipulated Amount. The parties agree and stipulate that the amount of the Dunn Group's claims against Ira Saul or George Mercuro, Jr. relating to the formation and operation of Glacier LLC or their activities as former employees or officers of STMS shall be reduced by $250,000 as a result of this Release, pursuant to Va. Code Section 8.01-35.1(A)(1). Dunn's offer to purchase the Bergmans' Glacier Units shall be deemed to have been made at the offer price of One Hundred Twenty Five Thousand Dollars ($125,000) solely for the purpose of the first refusal right set forth in Section 12.02(b) of the Operating Agreement of Glacier.

    5. Law Governing. The laws of the Commonwealth of Virginia (except as to conflicts of law) shall govern the validity, interpretation and enforcement of this Reciprocal Release. The parties acknowledge that the parties concluded this Reciprocal Release in Virginia, that part or all of the parties' performance shall occur in Virginia, and that either the Federal District Court for the Eastern District of Virginia, Alexandria Division, or the Circuit Court of Fairfax County, Virginia shall have jurisdiction over any dispute directly or indirectly related to any aspect of the parties' Reciprocal Release.

    6. Amendments and Waivers. No amendment of this Reciprocal Release shall bind the parties unless they sign a written document containing the modification.

    7. Severability. If a court of competent jurisdiction finds any provision of this Reciprocal Release invalid or unenforceable, the court will enforce the remaining provisions of this Reciprocal Release to the maximum extent permitted by law. Further, if the court concludes that this Reciprocal Release has a number of possible constructions, one of which would render this Reciprocal Release void while the other interpretation would render the Reciprocal Release enforceable, the parties intend the meaning that will render this Reciprocal Release enforceable.

    8. Construction. The parties have participated jointly in negotiating and drafting this Reciprocal Release. If an ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Reciprocal Release.

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    9. Headings. The headings in this Reciprocal Release appear only for convenient reference and do not constitute a part of this Reciprocal Release.

    10. Counterparts. The parties may execute this Reciprocal Release in one or more counterparts, each of which constitutes an original copy and all of which together shall comprise one agreement binding upon the parties.

    IN WITNESS WHEREOF, the parties to this Reciprocal Release have caused this Reciprocal Release to be duly executed and delivered as of the date above written.

BARRY D. AND JACQUELINE L. BERGMAN
/s/ Barry D. Bergman       9/12/97
----------------------------------- (Seal)
Barry D. Bergman

/s/ Jacqueline L. Bergman
by: Barry Bergman
her attorney in fact       9/12/97
----------------------------------- (Seal)
Jacqueline L. Bergman

PRIMARY TELECOMMUNICATIONS, INC.
/s/ Barry D. Bergman       9/12/97
By:
----------------------------------- (Seal)
Title:   President

DUNN COMPUTER CORPORATION
/s/ John Vazzana
By:
----------------------------------- (Seal)
Title:   Executive VP

STMS, INC.
/s/ John Signorello
By:
----------------------------------- (Seal)
Title:   CEO

JOHN SIGNORELLO
/s/ John Signorello
----------------------------------- (Seal)

TIMOTHY McNAMEE

/s/ Timothy McNamee
----------------------------------- (Seal)

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STEVE SALMON
/s/ Steve Salmon
----------------------------------- (Seal)